Exhibit 4.25

English Translations for Reference

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of November 27, 2014 is by and between OJEDA LIMITED, a company organized under the laws of British Virgin Islands (the “Purchaser”), and CNINSURE INC., a company organized under the laws of the Cayman Islands (the “Company”). The Purchaser and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser desire to provide for the issuance, sale and purchase of certain number of ordinary shares of the Company, par value US$0.001 per share (the “Ordinary Shares”), as set forth in Section 1.1, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1  Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date (as defined below), up to 50,000,000 of the Ordinary Shares (the “Purchase Shares”).

Section 1.2  Purchase Price. The consideration payable by the Purchaser to the Company with respect to each Purchase Share shall be US$0.27 per Ordinary Share (the “Per Share Purchase Price,” and the aggregate amount of consideration to be paid by the Purchaser hereunder, the “Purchase Price”).

Section 1.3  Closing.

(a)  Upon the terms and subject to the conditions of this Agreement, the closing (“Closing”) of the purchase and sale of the Purchase Shares shall be held at the offices of Kirkland & Ellis, 29th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on December 17, 2014, or any other date and time that is agreed upon in writing by the Company and the Purchaser (the “Closing Date”). At the Closing, the Purchaser shall, by wire transfer of immediately available funds to an account designated by the Company in writing, pay to the Company the portion of Purchase Price it receives from the employees of the Company pursuant to the Employee Subscription Mechanism (as defined below), and the Company shall cause the Register of Members of the Company be updated to reflect the Purchase Shares being issued to the Purchaser. To the extent that the Purchase Price is not fully paid up by the Purchaser at the Closing, any outstanding payment can be made within two (2) years of the Closing; provided that, the Company shall cause the portion of the Purchase Shares for which the purchase price has not been paid be recorded as “unpaid shares” on the Company’s Register of Members. At each of the sixth-month, twelfth-month, eighteenth-month and twenty-fourth-month anniversary of the Closing Date, the Company shall cause the Register of Members of the Company be updated to reflect the portion of the Purchase Shares that has been paid in full.  After the twenty-fourth-month anniversary of the Closing Date, the Company shall have the right to call and forfeit any unpaid Purchase Shares in accordance with the provisions of its Memorandum of Association and Articles of Association (as amended and restated from time to time, the “M&A”).

Section 1.4  Closing Conditions.

(a)  Conditions of the Purchaser for the Closing. The obligation of the Purchaser to purchase and pay for the Purchase Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(i)  All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchase Shares shall have been completed.

(ii)  The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects  on the date of this Agreement and on and as of the Closing Date and there shall have been no Material Adverse Effect with respect to the Company since the date hereof. The Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the legality validity or enforceability of this Agreement, (ii) the financial condition, assets, liabilities, results of operations, business, or operations of the Company taken as a whole, or (iii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement.

(iii)  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(b)  Conditions of the Company. The obligation of the Company to issue and sell the Purchase Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i)  All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchase Shares shall have been completed.

(ii)  The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii)  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Purchaser, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Purchaser, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(iv)  The Purchaser shall have entered into a binding agreement, contract or other form of arrangement (the “Employee Subscription Mechanism”) with interested employees of the Company pursuant to which such employees of the Company will be entitled to the Purchase Shares or the economic interests thereof (by way of direct purchase, subscription, trust arrangement or other form of grant) by payment to the Purchaser in an amount equal to the Per Share Purchase Price with respect to each Purchase Share, and the Purchaser shall have provided the Company with the number of the Purchase Shares it intends to purchase at Closing, which number shall equal to such number of the Purchase Shares or interest thereof that all the employees electing to participate in the Employee Subscription Mechanism have agreed to subscribe for at Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)  Organization and Authority.

(i)  The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the  jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. The Company is not in material violation or default of any of the provisions of its M&A.  The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(ii)  The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Company and its board of directors. This Agreement has been (or upon delivery will have been duly executed by the Company and, when executed by the Purchaser and delivered in accordance with the terms hereof will constitute the valid and legally binding obligations of the Company, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  Due Issuance of the Purchase Shares. The  Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued.  The Purchase Shares, when issued, shall be free and clear of any encumbrance, except for encumbrance arising under, or restrictions set forth in the Company’s M&A or those arising under the Securities Laws.  “Securities Laws” means the United States Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the listing rules of, or any listing agreement with the Nasdaq Global Market and any other applicable law regulating securities or takeover matters.

(c)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the M&A of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (iii) conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including foreign, federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected. There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(d)  No Directed Selling Efforts.  Neither the Company nor any person acting on behalf of the Company has engaged in any “directed selling efforts” (as such term is defined in Regulation S) in connection with the offer and sale of the Purchase Shares to the Purchaser.  The Company has offered the Purchase Shares for sale only to the Purchaser and such offers and sales have occurred outside the United States in an “offshore transaction” (as defined in Regulation S).

(e)  No Other Representations and Warranties.  The Company has not made any representation or warranty, expressed or implied, as to the Company or its business, or the accuracy or completeness of any information regarding the Company or its business furnished or made available to the Purchaser and its representatives, except as expressly set forth in this Articles II of this Agreement.

Section 2.2  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)  Organization and Authority.

(i)  The Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the  jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. The Purchaser is not in material violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(ii)  The Purchaser has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Purchaser and its board of directors. This Agreement has been (or upon delivery will have been duly executed by the Purchaser and, when executed by the Company and delivered in accordance with the terms hereof will constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association, bylaws or other constitutional documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (iii) conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Purchaser is subject (including foreign, federal and state securities laws and regulations), or by which any property or asset of the Purchaser is bound or affected. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(c)  Status and Investment Intent.

(i)  Not U.S. person.  The Purchaser is not a “U.S. person” (as such term is defined in Regulation S) and is not purchasing the Purchase Shares for the account or benefit of a “U.S. person;” the Purchaser shall have received confirmation from each of the employees who elects to participate in the Employee Subscription Mechanism that such employee is not a “U.S. person” and is not subscribing for the Purchase Shares or interest thereof for the account or benefit to a “U.S. person;” the Purchaser is purchasing the Purchase Shares in an “offshore transaction” (as such term is defined in Regulation S).

(ii)  Distribution Compliance Period. The Purchaser acknowledges that all offers and sales of the Purchase Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S) be made only in accordance with Regulation S, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom.

(iii)  Restrictive Legend.  The Purchaser understands that the Purchase Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(d)  No Other Representations and Warranties.  The Purchaser has not relied on any representation or warranty from the Company in determining to enter into this Agreement, except as expressly set forth in Articles II of this Agreement.

ARTICLE III

COVENANTS

Section 3.1  Lock-Up. The Purchaser agrees that it will not, without the prior written consent of the Company, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of the Purchase Shares or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Purchase Shares prior to the date 180 days after the Closing Date, except to an affiliate of the Purchaser that shall be bound by this Agreement as if such affiliate were a party.

Section 3.2  Further Assurances. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 4.1, the Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

ARTICLE IV

MISCELLANEOUS

Section 4.1  Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing by mutual agreement of the Parties.   Nothing in this Section 4.1 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination and after the effective date of this Article IV.

Section 4.2  Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 4.3  Dispute Resolution.  Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of anyParty to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(a)  The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b)  Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c)  The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d)  During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 4.4  Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 4.5  Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.6  Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.7  Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:	19/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China Attn: Ms. Wang Jinxia

If to the Company, at:	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China Attn: Ms. Li Li

With copy to:	Kirkland & Ellis 29th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 3761-3301 Attn: Benjamin Su

Any Party may change its address for purposes of this Section 4.7 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 4.8  Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 4.9  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 4.10  Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company.

Section 4.11  Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.12  Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the day and year first above written.

CNINSURE INC.

By:	/s/ Yinan Hu
Name: Yinan Hu
Title: Director

OJEDA LIMITED

By:	/s/ Liang Gong
Name: Liang Gong
Title: Director